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                                                                    EXHIBIT 99.2

[SANMINA]                                                          PRESS RELEASE

                                                                JANUARY 31, 2001

EXCHANGE RATIO FOR SANMINA'S OFFER TO THE SHAREHOLDER'S OF SEGERSTROM & SVENSSON DETERMINED

On January 26, 2001, Sanmina Corporation ("Sanmina") (NASDAQ NM:SANM) made a public offer to the shareholders and holders of convertible debentures in AB Segerstrom & Svensson (publ) ("Segerstrom"). A prospectus regarding the public offer to the shareholders and holders of convertible debentures of Segerstrom was made public on January 27, 2001.

The number of Sanmina shares offered for each Series A or B share and for each convertible debenture with a nominal value of SEK 90.10, was determined by a measurement period, that started and included January 23 and ended and included January 30, 2001. The average share price of Sanmina during the measurement period, based on the closing prices on NASDAQ National Market, was USD 49.6146. The shareholders and holders of convertible debentures in Segerstrom will thus receive 0.38149 Sanmina shares for each Series A or B share and for each convertible debenture with a nominal value of SEK 90.10.

                           SAN JOSE, JANUARY 31, 2001

                               SANMINA CORPORATION
                             The Board of Directors

For further inquires, please contact:
AT SANMINA
Rick Ackel
Executive Vice President, Chief Financial Officer
+1 (408) 964 3613

Paige Bombino
Corporate Communications
+1 (408) 964 3610



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This press release is not for release, directly or indirectly, in or into the
United States, Canada, Australia or Japan. No offer is being made hereby to any persons whose participation in the offer requires that further prospectus, registration or other measures are taken in addition to the requirements under Swedish law. Accordingly, this announcement is not an extension of the contemplated public offering, directly or indirectly, in or into the United States, Canada, Australia or Japan and the contemplated offer will not be permitted to be accepted in or from these countries.
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ABOUT SANMINA

Founded in 1980, Sanmina is a leading global contract manufacturer providing a full spectrum of vertically integrated services to the fastest growing segments of the electronics manufacturing services market. Sanmina's unique total manufacturing solution, which encompasses engineering design, fabrication of printed circuit boards, cable assemblies, enclosures, complete system integration and test as well as global order fulfillment, provides customers with quality products and services on a quick-turn, cost effective basis. Sanmina provides these services to a diversified base of leading OEMs in the communications, industrial and medical instrumentation and computer sectors of the electronics industry. As a result of its position in the rapidly growing outsourcing market, Sanmina has consistently achieved record operating results and industry-leading returns.

For its fiscal year ended September 30, 2000, Sanmina reported revenues of USD
3.9 billion, an increase of 63 percent over the prior year. Excluding non-recurring charges, Sanmina reported net income for the year of USD 259.4 million, up 77 percent from USD 146.5 million in the prior year. Including these charges, Sanmina reported net income of USD 192.3 million. Sanmina has over 24,000 employees and over 50 manufacturing facilities in ten countries.

Sanmina common stock trades on the Nasdaq National Market under the symbol:
NASDAQ NM: SANM. Information regarding Sanmina can be found on its World Wide Web page located at http://www.sanmina.com.

ABOUT SEGERSTROM

Segerstrom is an international group engaged in the development, manufacture and distribution of advanced enclosure systems for the communications industry. With world-leading quality processes for product development, manufacture, system integration and logistics, together with international presence, Segerstrom is the clear choice when selecting a partner for development projects and long-term relations. Examples of areas of application for Segerstrom's enclosure systems are radio base stations, and public and company telephone exchanges. Approximately 80 percent of the Group's deliveries of enclosure systems are for applications within mobile telephony and the Internet. Major customers include Allgon, Ericsson, Lucent, Motorola and Nokia.

For the nine months ended September 30, 2000 Segerstrom Group reported revenues of SEK 2.1 billion, an increase from SEK 1.3 billion the same period last year. Over the same period, the group achieved a net income of SEK 123 million. The Segerstrom Group has approximately 2,000 employees in Sweden, Finland, Brazil, Belgium, Hungary, Scotland and the USA.

Segerstrom series B shares are traded on the Attract 40 list of the OM Stockholm Exchange under the symbol: SEGE B. Information regarding Segerstrom can be found on its World Wide Web page located at http://www.segerstrom.se.



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This press release is not for release, directly or indirectly, in or into the
United States, Canada, Australia or Japan. No offer is being made hereby to any persons whose participation in the offer requires that further prospectus, registration or other measures are taken in addition to the requirements under Swedish law. Accordingly, this announcement is not an extension of the contemplated public offering, directly or indirectly, in or into the United States, Canada, Australia or Japan and the contemplated offer will not be permitted to be accepted in or from these countries.
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